UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: September 15, 2010

KNIGHT CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Colorado	0-53344	26-2666503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1175 Osage, #204 Denver, CO 80204
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 623-5400

3250 W. 114th Circle, Unit D Westminster, CO 80031
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

On September 15, 2010, a group of buyers (the “Buyers”) acquired a total of 1,254,000 shares, representing 95% of the issued and outstanding common stock of the Registrant. The shares were purchased for cash, and the transaction resulted in a change of control of the Registrant.  One of the Buyers, Trout Trading Company, Inc., a Colorado corporation, acquired 427,000 shares, or approximately 32.35% of the issued and outstanding stock.  Five other buyers, including Zeng Mei Ying, Chen Shao Xing, Zeng Guo Ji, Jiang Hui Fang and Zeng Chen Ti, each acquired 125,400 shares, or 9.5% of the issued and outstanding stock

ITEM 5.02 DEPRARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

In conjunction with the share purchase transaction, on September 15, 2010, Patsy Sessions resigned as a director and officer of the Registrant and Dean Sessions resigned as an officer of the Registrant, effective immediately.  Dean Sessions also submitted his resignation as a director to be effective 10 days after the Registrant has complied with Rule 14f-1 under the Securities Exchange Act of 1934.  The officer and director resignations were not due to disagreements with the Registrant.

On September 15, 2010, the board of directors of the Registrant appointed Mr. Jay Lutsky as CEO, CFO and as a director of the Company to fill the vacancies created by the resignations of Patsy Sessions and Dean Sessions.  Since May of 1980, Mr. Lutsky has done business as Dolphin & Associates, a private consulting firm that is a sole proprietorship. In addition to serving as an officer and director of the Company, Mr. Lutsky also currently serves as President, chief executive officer, chief financial officer and Director of IBI Acquisitions, Inc., a Colorado corporation, and Dynasty Capital, Inc., a Colorado corporation.  He earned a Bachelor of Science degree in 1967 from Kent State University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT CAPITAL CORP.

Date: September 20, 2010

/s/  Jay Lutsky

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By:  Jay Lutsky, CEO